Exhibit 1.1
Empresa Nacional de Electricidad S. A.
e n d e s a c h i l e
BY-LAWS
updated according to the last by-law amendment
approved by the
special Shareholders’ Meeting
held on March 21, 2006

Legal background of the company
organization
Empresa Nacional de Electricidad S.A., was organized by means of a public deed dated December 1, 1943 granted before the Notary of Santiago, Mr. Luciano Hiriart Corvalán. By Executive Decree of the Ministry of Finance No.97,dated January 3, 1944, the existence of the corporation was authorized and the by-laws thereof were approved, the abstract and the above mentioned decree having been recorded in the Register of Commerce of Santiago, on folio 61, under No.62, and on folio 65 verso, under No.63 respectively, on January 17, 1944. The corporation’s legal establishment was approved by Executive Decree of the Ministry of Finance No.1,226 of February 23, 1945, recorded in Register of Commerce of Santiago, on folio 727, under No.532, on March 16, 1945 and published in the Official Gazette on March 6 that year.
Amendments
The corporation has made the following amendments to its bylaws since its organization:
1.	Deed: July 6, 1948 before the Notary of Santiago Mr. Luciano Hiriart Corvalán.
Approval: Decree of the Ministry of Finance 7674 of October 27, 1948.
Recording: On Folio 4,741, under No.2740; and Folio 4,741, under No.2,741.
Register of Commerce kept in the Real Estate Registrar of Santiago as of the year 1948.
Publication: Official Gazette of November 18, 1948

2.	Deed: August 23, 1951, before the Notary of Santiago Mr. Luciano Hiriart Corvalán.
Approval: Decree of the Ministry of Finance No. 10,941 of November 21, 1951.
Recording: On folio 4,796, under No. 2,823; and folio 4,797, under No. 2,824;
Register of commerce kept in the Real Estate Registrar of Santiago as of the year 1952.
Publication: Official Gazette of December 14, 1951.

3.	Deed: January 19, 1955, before the Notary of Santiago Mr. Marín Olmedo Daroch, deputy for the incumbent M. Luis Marín Alemany Approval: Decree of the Ministry of Finance No. 3,001 of April 14, 1955.

4.	Deed: June 17, 1957, before the Notary of Santiago Mr. Luis Marín Alemany.
Approval: Decree of the Ministry of Finance No. 7,743 of August 31, 1957.
Recording: On folio 5,161 under No. 2,746; On folio 5,161 under No. 2,747;
Register of commerce kept in the Real Estate Registrar of Santiago as of the year 1957.
Publication: Official Gazette of October 10, 1957.

5.	Deed: December 23, 1959, before the Notary of Santiago Mr. Enrique Morgan Torres.
Approval: Decree of the Ministry of Finance No. 4,538 of May 10, 1960
Recording: On folio 2,747, under No. 1,389; On folio 2,747, under No. 1,390;

Register of commerce kept in the Real Estate Registrar of Santiago as of the year 1960. Publication: Official Gazette of May 28, 1960

6.	Deed: May 3, 1961, before the Notary of Santiago Mr. Enrique Morgan Torres.
Approval: Executive Decree of the Ministry of Finance No. 10,489 of June 22, 1961.
Recording: On folio 4,413, under No. 2,953; On folio 4,414, under No. 2,954;
Register of commerce kept in the Real Estate Registrar of Santiago as of the year 1961.
Publication: Official Gazette of July 21, 1961.

7.	Deed: December 10, 1963, before the Notary of Santiago Mr. Enrique Morgan T.
Approval: Executive Decree of the Ministry of Finance No. 906, of March 19, 1964.
Recording: On folio 1,888, under No. 1,066; On folio 1,889, under No. 1,067;
Register of commerce kept in the Real Estate Registrar of Santiago as of the year 1964.
Publication: Official Gazette of April 8, 1964.

8.	Deed: February 9, 1965, before the Notary of Santiago Mr. Alfredo Ovalle Rodríguez., for the incumbent Mr. Enrique Morgan T.
Approval: Executive Decree of the Ministry of Finance No. 1,071, of April 28, 1965.
Recording: On folio 3,496, under No. 1,636; On folio 3,497, under No. 1,637;
Register of commerce kept in the Real Estate Registrar of Santiago as of the year 1965.
Publication: Official Gazette of May 28, 1967.

9.	Deed: October 20, 1965, before the Notary of Santiago Mr. Enrique Morgan Torres.
Approval: Executive Decree of the Ministry of Finance No. 3,326, of December 11, 1965.
Recording: On folio 8,374, under No. 4,055; On folio 8,374, under No. 4,056;
Register of commerce kept with the Real Estate Registrar of Santiago as of the year 1965.
Publication: Official Gazette of January 4, 1966.

10.	Deed: July 13, 1967, before the Notary of Santiago Mr. Enrique Morgan Torres.
Approval: Resolution of the Ministry of Finance No. 854, of August 1, 1967.
Recording: On folio 5,612, under No. 2,375; On folio 5,613, under No. 2,374;
Register of commerce kept in the Real Estate Registrar of Santiago as of the year 1967
Publication: Official Gazette of August 8, 1967.

11.	Deed: February 19, 1970, before the Notary of Santiago Mr. Enrique Morgan Torres.
Approval: Resolution of the Ministry of Finance No. 109, of July 28, 1970, of the Superintendency of Insurance Companies, Corporations and Stock Exchange.
Recording: On folio 5,612, under No. 2,375; On folio 5,613, under No. 2,374;
Register of commerce kept in the Real Estate Registrar of Santiago as of the year 1967
Publication: Official Gazette of August 8, 1967.

12.	Deed: June 2, 1972, before the Notary of Santiago Mr. Enrique Morgan Torres.
Approval: Resolution of the Ministry of Finance No. 355, of July 17, 1972, of the Superintendency of Insurance Companies, Corporations and Stock Exchange.
Recording: On folio 4,841, under No. 2,472; On folio 4,841, under No. 2,473;
Register of commerce kept in the Real Estate Registrar of Santiago as of the year 1972.
Publication: Official Gazette of July 17, 1972.

13.	Deed: March 29, 1974, before the Notary of Santiago Mr. Enrique Morgan Torres.
Approval: Resolution of the Ministry of Finance No. 106, of May 30, 1974, of the Superintendency of Insurance Companies, Corporations and Stock Exchange..
Recording: On folio 5,501, under No. 3,090; On folio 5,501, under No. 3,091;
Register of commerce kept in the Real Estate Registrar of Santiago as of the year 1974
Publication: Official Gazette of June 20, 1974.

14.	Deed: August 19, 1976, before the Notary of Santiago Mr. Enrique Morgan Torres.
Approval: Resolution No. 435-C, of November 30, 1976, of the Superintendency of Insurance Companies, Corporations and Stock Exchange.
Recording: On folio 11,030, under No. 6,268;
Register of commerce kept in the Real Estate Registrar of Santiago as of the year 1976
Publication: Official Gazette of December 16, 1976.

15.	Deed: May 16, 1979, before the Notary of Santiago Mr. Enrique Morgan Torres. July 5, 1979, before the Notary of Santiago Mr. Enrique Morgan T. (Supplemental)
Approval: Resolution of No. 328-S, of August 2, 1979, of the Superintendency of Insurance Companies, Corporations and Stock Exchange.
Recording: On folio 9,650, under No. 5,716;
Register of commerce kept in the Real Estate Registrar of Santiago as of the year 1979
Publication: Official Gazette of August 10, 1979.

16.	Deed: September 8, 1980, before the Notary of Santiago Mr. Enrique Morgan Torres.
Approval: Resolution No. 597-S, of November 18, 1980, of the Superintendency of Insurance Companies, Corporations and Stock Exchange.
Recording: On folio 18,148, under No. 9,250;
Register of commerce kept in the Real Estate Registrar of Santiago as of the year 1980.
Publication: Official Gazette of November 29, 1980.

17.	Deed: August 21, 1981, before the Notary of Santiago Mr. Enrique Morgan Torres.
Approval: Resolution No. 591-S, of October 13, 1981, of the Superintendency of Insurance Companies, Corporations and Stock Exchange.
Recording: On folio 19,725, under No. 10,864;
Register of commerce kept in the Real Estate Registrar of Santiago as of the year 1974
Publication: Official Gazette of June 20, 1981.

18.	Deed: April 30, 1982, before the Notary of Santiago Mr. Enrique Morgan Torres.
Recording: On folio 8,600, under No. 4,795;
Register of commerce kept in the Real Estate Registrar of Santiago as of the year 1982
Publication: Official Gazette of May 25, 1982.

19.	Deed: April 20, 1983, before the Notary of Santiago Mr. Enrique Morgan Torres.
Recording: On folio 5,839, under No. 3,203
Register of commerce kept in the Real Estate Registrar of Santiago as of the year 1983
Publication: Official Gazette of June 25, 1983.

20.	Deed: August 23, 1985, before the Notary of Santiago Mr. Enrique Morgan Torres. Recording: On folio 13,506, under No. 6,964

Register of commerce kept in the Real Estate Registrar of Santiago as of the year 1983 Publication: Official Gazette of August 30, 1985.

21.	Deed: September 30, 1985, before the Notary of Santiago Mr. Mario Baros González
Recording: On folio 17,551, under No. 9,081
Register of commerce kept in the Real Estate Registrar of Santiago as of the year 1985.
Publication: Official Gazette of November 4, 1985.

22.	Deed: January 10, 1986, before the Notary of Santiago Mr. Mario Baros González
Recording: On folio 1,424, under No. 730
Register of commerce kept in the Real Estate Registrar of Santiago as of the year 1986.
Publication: Official Gazette of January 24, 1986.

23.	Deed: April 30, 1986, before the Notary of Santiago Mr. Mario Baros González Recording: On folio 9,395, under No. 5,744 Publication: Official Gazette of May 31, 1986.

24.	Deed: January 9, 1987, before the Notary of Santiago Mr. Mario Baros González
Recording: On folio 2,231, under No. 1,104
Register of commerce kept in the Real Estate Registrar of Santiago as of the year 1987.
Publication: Official Gazette of May 31, 1986.

25.	Deed: November 2, 1987, before the Notary of Santiago Mr. Mario Baros González
Recording: On folio 23,134, under No. 13,441
Register of commerce kept in the Real Estate Registrar of Santiago as of the year 1987.
Publication: Official Gazette of November 5, 1987.

26.	Deed: June 13, 1988, before the Notary of Santiago Mr. Mario Baros González
Recording: On folio 13,664, under No. 7,310
Register of commerce kept in the Real Estate Registrar of Santiago as of the year 1988.
Publication: Official Gazette of June 20, 1988.

27.	Deed: June 27, 1989, before the Notary of Santiago Mr. Mario Baros González
Recording: On folio 17,162, under No. 8,680
Register of commerce kept in the Real Estate Registrar of Santiago as of the year 1989.
Publication: Official Gazette of July 8, 1989.

28.	Deed: September 14, 1989, before the Notary of Santiago Mr. Mario Baros González
Recording: On folio 27,668, under No. 15,000.
Register of commerce kept with the Real Estate Registrar of Santiago as of the year 1989.
Publication: Official Gazette of October 9, 1989.

29.	Deed: June 12, 1991, before the Notary of Santiago Mr. Mario Baros González
Recording: On folio 18,250, under No. 9,171
Register of commerce kept with the Real Estate Registrar of Santiago as of the year 1991.
Publication: Official Gazette of July 2, 1991.

30.	Deed: May 11, 1992, before the Notary of Santiago Mr. Mario Baros González
Recording: On folio 17,421, under No. 8,876
Register of commerce kept in the Real Estate Registrar of Santiago as of the year 1992.
Publication: Official Gazette of June 6, 1992.

31.	Deed: April 29, 1994, before the Notary of Santiago Mr. Mario Baros González
Recording: On folio 8,731, under No. 7,178.
Register of commerce kept in the Real Estate Registrar of Santiago as of the year 1994.
Publication: Official Gazette of May 3, 1994.

32.	Deed: April 25, 1995, before the Notary of Santiago Mr. Mario Baros González
Recording: On folio 9,349, under No. 7,542.
Register of commerce kept in the Real Estate Registrar of Santiago as of the year 1995.
Publication: Official Gazette of May 6, 1995.

33.	Deed: May 5, 1998, before the Notary of Santiago Mr. Mario Baros González
Recording: On folio 10,449, under No. 8,487.
Register of commerce kept in the Real Estate Registrar of Santiago as of the year 1998.
Publication: Official Gazette of May 11, 1998.

34.	Deed: April 9, 1999, before the Notary of Santiago Mr. Humberto Santelices Narducci.
Recording: On folio 7,936, under No. 6,339.
Register of commerce kept in the Real Estate Registrar of Santiago as of the year 1999.
Publication: Official Gazette of April 12, 1999.

35.	Deed: July 7, 1999, before the Notary of Santiago Mr. Humberto Santelices Narducci.
Recording: On folio 16,310, under No. 12,973.
Register of commerce kept in the Real Estate Registrar of Santiago as of the year 1999.
Publication: Official Gazette of July 19, 1999.

36.	Deed: April 28, 2000, before the Notary of Santiago Mr. Humberto Santelices Narducci.
Recording: On folio 11,649, under No. 9,417.
Register of commerce kept in the Real Estate Registrar of Santiago as of the year 2000.
Publication: Official Gazette of May 18, 2000.

37.	Deed: April 16, 2001, before the Notary of Santiago Mr. Humberto Santelices Narducci.
Recording: On folio 10,873, under No. 8,759.
Register of commerce kept in the Real Estate Registrar of Santiago as of the year 2001.
Publication: Official Gazette of May 03, 2001.

38.	Deed: April 25, 2002, before the Notary of Santiago Mr. Fernando Opazo Larraín.
Recording: On folio 11,267 under No. 9,331.
Register of commerce kept in the Real Estate Registrar of Santiago as of the year 2002.
Publication: Official Gazette of May 04, 2002.

39.	Deed : April 22, 2005 before the Notary of Santiago Mr. Iván Tamargo Barros.
Recording: On Folio 14,268, under No.10,388.
Register of commerce kept in the Real Estate Registrar of Santiago as of the year 2005.
Publication: Official Gazette of May 3, 2005.

40.	Deed: April 6, 2006 before the Notary of Santiago Mr. Iván Tamargo Barros.
Recording: Folio14,457 No.9,953
Register of commerce kept with the Real Estate Registrar of Santiago as of the year 2006.
Publication: Official Gazette of April 19, 2006.

CHAPTER I
Name, REGISTERED OFFICE and DURATION
Article 1 A corporation named “EMPRESA NACIONAL DE ELECTRICIDAD S.A.”, is organized, which shall be governed by the provisions of these by-laws and, in that not contemplated therein, by the provisions of Law 18,046 and its regulations and other rules applicable to this kind of corporations, being able to use also the fantasy name ENDESA or ENDESA CHILE, only for advertising purposes.
Article 1 bis Notwithstanding the provisions of the foregoing Article, the corporation shall be subject to the provisions of Statutory Decree Law 3,500, as amended, the future amendments to this body of laws and the legal provisions which may substitute or replace it.
Article 2 The corporation’s registered office shall be located in the city of Santiago, without prejudice to the special registered offices it may establish in other places.
Article 3 The corporation shall have an indefinite duration.
Article 4 The corporation’s main purpose shall be to exploit the production, transportation, distribution and supply of electricity and, for such effects, it may acquire and use the respective concessions and grants.
          The corporation’s purpose shall also be to render consulting services in all aspects and specialities of engineering and corporate management; acquire, design, construct, maintain and exploiting civil or hydraulic infrastructure works directly related to public works concessions; manage the property constituting the assets thereof; invest, execute projects and carry out operations or activities in the energy field and in those activities or products related directly to power; invest, develop projects and carry out operations or activities in industrial processes in which electric power is essential, determinant and has an intensive use in such processes.
          Furthermore, the corporation may invest in real estate and financial assets, securities, social rights and commercial instruments in general, provided they are related to the corporation’s purpose, being able to acquire, manage and dispose of them.
          In the fulfilment of its purpose, the corporation may act directly or through an affiliate or associated companies, within Chile or abroad.
CHAPTER II
Capital and Shares
Article 5 The share capital of the corporation is Ch$1,214,821,075,605 divided into 9,935,000,000 registered shares without par value. Said capital is subscribed, contributed and paid as indicated in transitory articles 1 and 2.
Article5 bis No person may, either directly or through other persons related to, hold more than 65% of the corporation’s share capital entitled to vote. The corporation may hold a 0.6% pursuant to the provisions of article 47 of Statutory Decree No. 3,500 as of 1980, and amendments thereto. The managers of the corporation shall be responsible for strict compliance with the above, in accordance with the provisions of articles 114, 115 and 116 of Statutory Decree No. 3,500 and the amendments thereto. The corporation’s adjusted book assets, as provided in article 112 of Statutory Decree No. 3,500, calculated on the basis of the unconsolidated balance sheet, in proportion of to its total active assets, shall be at least the minimum value which, according to the provisions of article 47 of the aforementioned Statutory Decree No. 3,500, is compatible with an adjusted book asset value of 0,6. In turn, at least10% of the corporation’s share capital with voting rights shall be held by the minority shareholders and at least 15% of such share capital shall be subscribed by more than one hundred shareholders not related to each other, who shall own a minimum equivalent to 100 Unidades de Fomento in shares, according to the value fixed in the last balance sheet. In order to comply with the provisions of article 114 of the mentioned Statutory Decree, the corporation may, on being submitted a transfer of shares for its recording, only register to the name of the respective shareholder a number of shares not exceeding the limits of shareholding accepted by the law and these by-laws. Should a shareholder hold a greater number of shares than that allowed by the law or these by-laws, the corporation shall, within a term of fifteen days, notify the shareholder in order for him to dispose of the remaining shares, despite the obligation of both to be obligated to sign an agreement of non-shareholding in accordance with the provisions of article 124 et al of Statutory Decree No. 3,500 as of 1980, and the amendments thereto. Shareholders shall have no rights to subscribe preferred shares if as a result thereof the shareholding limits provided in these by-laws shall be exceeded. The corporation may request its shareholders for the necessary information for determining the existence of related persons, or in the case of shareholders that are legal entities, the names of the principal partners and of the persons that are related to the latter. Shareholders shall be obliged to provide such information. Minority shareholders and related persons shall be understood to be those defined in article 98 of Statutory Decree No. 3,500 of 1980, and the amendments thereto.
Article 6 The corporation shall keep a Register of all the shareholders, together with the number of shares held by each one them, and only those registered therein may exercise their rights as shareholders.
          The form of the share certificates, its issuance, exchange, incapacity, loss, replacement, transfer and other circumstances of the same, shall be governed by what is established in the law and its provisions.
CHAPTER III
CORPORATION’S MANAGEMENT
Article 7 The corporation shall be managed by a Board of Directors composed of 9 members.
Article 8 The directors shall serve for 3 years in their functions and may be re-elected indefinitely.
Article 9 The entire Board shall be renewed in full every three years at regular shareholders’ meeting. In the election of directors and all other elections made at such meetings, the shareholders shall have one vote per share owned or represented and may accumulate them in favor of a person or distribute them in the way they wish, resulting elected the persons that, in the same and only election, obtain the greatest number of votes to complete the number of persons to be elected.
          The provisions of the preceding paragraph do not prevent a vote from not taking place and the election proceeding by proclamation provided the shareholders present with voting rights unanimously consent.
Article 10 The minutes containing the election of the directors shall contain the appointment of all the shareholders present, specifying the number of shares voted by each of them or represented by proxy, and stating the general result of the voting.
Article 11 In the event of the death, resignation, bankruptcy, incompatibilities or limitations or other impossibility that disqualifies a director from performing their functions or makes them cease in them, the total renewal of the board should occur at the next regular shareholders’ meeting to be held by Endesa and meanwhile the board may appoint a replacement.
Article 12 The board may be revoked as a whole before the expiration of his/her term by resolution of the regular or special shareholders’ meeting and in such case that meeting should elect a new board. Accordingly, the replacement of one or more of its members shall not be applicable.
Article 13 At the first meeting following the regular shareholders’ meeting at which the election of the Board was made, the board shall elect a Chairman and a Vice-President. The Chief Executive Officer of the corporation or the person who is expressly appointed by the board to serve in that position, shall act as Secretary.
Article 14 Board meetings shall be regular and special. Regular Meetings shall be held at least 12 times a year, on the dates that the board itself shall determine, there being at least one meeting each month. Special Meetings shall be held when specially called by the Chairman him/herself or at the request of one or more directors, prior evaluation of the Chairman as to the need of holding the meeting, unless it is requested by the absolute majority of the directors.
          Special meetings may only discuss the matters specifically set out in the notification.
          The notification of Special Board meetings shall be given by registered letter sent to each of the directors, which term may be reduced to 24 hours in advance if the letter were delivered personally to the director by a Notary Public.
Article 15 The quorum for board meetings shall be the absolute majority of its members. Board resolutions shall be adopted with the affirmative vote of the absolute majority of the directors present except for resolutions that require a greater majority, as provided by the law or these bylaws. In the event of a tied vote, the Chairman of the meeting shall have the casting vote.
          The Board, acting within the limits that determine the investment and financing policy of the corporation, should decide on the investments that this may make in accordance with these bylaws. In the case of investments in its principal business that represent more than 3% of the shareholders’ assests, or more than 1% of such assets with respect to the other activities set out in the corporate purpose, such investments shall be approved with the affirmative vote of at least six directors.
Article 16 The corporation may only carry out acts or contracts in which one or more directors have an interest or as representatives of another person, when such operations are known and approved previously by the Board and meet conditions of equity similar to those normally prevailing in the market. The resolutions taken to this effect by the Board shall be informed at the next shareholders’ meeting by the Chairman and this matter shall be mentioned in the meeting notification.
Article 16 bis All the acts or contracts entered into between the corporation and its major shareholders, directors or officers, or with persons related to these, should be previously approved by two-thirds of the board and recorded in the corresponding minutes, notwithstanding the provisions of article 44 of Law No. 18,046 and others of the same body of laws or its regulations, with respect to the directors.
Article 17 The deliberations and resolutions of the Board shall be recorded in a special minutes book which shall be signed on each occasion by the directors who had attended the meeting. Should any of them die or be unable for any reason to sign the corresponding minutes, a note shall be made of the impediment at the end of the minutes.
          The minutes shall be understood to be approved from the moment when they are signed by aforementioned persons and the resolutions adopted therein may be put into effect.
Article 18 Should a director intend to be discharged from liability for any of its acts or resolutions, its objection thereto shall be recorded in the minutes and the Chairman shall inform of this at the next regular shareholders’ meeting.
Article 19 The directors shall be remunerated for their functions and the amount of their compensation shall be fixed annually by the regular shareholders’ meeting.
Article 20 The Board shall represent the corporation, in and out of Court and, in order to fulfil the corporate purpose, which need not be evidenced, it shall be vested with all the administrative and disposal powers that according to law or these by-laws, are proper of the shareholder ‘s meetings. For the latter, the Board will not need to be granted any special powers of attorney, including for those acts or contracts with respect to which the laws require this circumstance. This is notwithstanding the judicial representation powers of the Chief Executive Officer of the corporation.
Article 20 bis In the exercise of the powers set out in the preceding article, the Board shall always act within the limits of the investment and financial policy approved by the regular shareholders’ meeting in accordance with article 119 of the Statutory Decree No. 3,500 of 1980 and its amendments.
Article 21 The duties of a Director may not be delegated and shall be exercised collectively at a legally constituted meeting.
          The Board may delegate part of its powers to managers, assistant managers or legal counsels of the corporation, to the Chairman, a director or a committee of directors and, for specially purposes, to other persons.
          The corporation shall maintain a public register indicating its Chairman, directors, managers or liquidators, specifying the dates of the beginning and termination of their duties.

CHAPTER IV
Directors’ committee and Audit committee
Article 22 While the corporation has a market value equal to or exceeding that established in Article fifty bis, or that succeeding or replacing it, of Law No. 18,046, it shall be obliged to appoint a Directors’ Committee. This Committee shall be governed in its formation, membership, functioning and powers by the provisions of the Corporations Law and instructions issued by the Superintendency of Securities and Insurance.
Article 23 The Directors’ Committee shall be composed of three members who shall be appointed at the first Board Meeting following the shareholders’ meeting that elected or appointed the Board. The directors appointed as members of the Directors’ Committee shall remain as such for the period of the appointment as director. The directors appointed to form the Directors’ Committee may only resign from this position when they resign as directors. No director appointed as a member of the Directors’ Committee may be excused from this duty.
Article 24 The meetings of the Directors’ Committee shall be constituted with the absolute majority of its members and resolutions shall adopted by the absolute majority of the members present. The Directors’ Committee should elect a Chairman from its members, who shall have the casting vote in event of a tied vote and shall call for extraordinary meetings of the Committee.
Article 25 The Directors of the Directors’ Committee shall be remunerated, and the Regular shareholders’ meeting shall have to fix this compensation annually in line with the functions it carries out. The Regular Shareholders’ meeting shall also determine an expense budget for the functioning of the Directors’ Committee and its advisers.
Article 26 While the corporation is an issuer of securities duly registered with the New York Stock Exchange (NYSE) or any other American national exchange, it shall be obliged to appoint an Audit Committee. This Committee shall be governed in its formation, membership, functioning and powers by the provisions of the Sarbanes Oxley Act of the United States of America and the instructions issued by the Securities and Exchange Commission (SEC) and the New York Stock Exchange (NYSE).
Article 27 The Audit Committee shall be composed of three directors who shall be appointed at the first Board Meeting following the Shareholders’ Meeting that elected or appointed the Board. The directors appointed as members of the Audit Committee shall remain as such for the period of the appointment as director. The directors appointed to form the Audit Committee may only resign from this position when they resign as directors. No director appointed as a member of the Audit Committee may be excused from this duty.
Article 28 The meetings of the Audit Committee shall be constituted with the absolute majority of its members and resolutions shall adopted by the absolute majority of the members present with voting rights. The Audit Committee must elect a Chairman from its members, who shall have the casting vote in event of a tied vote and shall call for extraordinary meetings of the Committee. The Board of the corporation should appoint one of the director members of the Audit Committee as a Financial Expert, as required by the Sarbanes Oxley Act of the United States of America and its complementary regulations, and, should none of such members qualify for that title, the Board should justify this fact.
Article 29 The Directors of the Audit Committee shall be remunerated, and the Regular Shareholders’ Meeting shall fix this compensation annually in line with the functions it carries out. The Regular Shareholders’ Meeting shall also determine an expense budget for the functioning of the Audit Committee and its advisers.
CHAPTER V
Chairman, Vice president and Chief Executive officer
Article 30 The Chairman shall act as Chairman of the Board, of the Shareholders’ meetings and of the corporation.
          He/she is especially responsible for:
a)	Presiding the Board and the Shareholders’ meetings. In his/her absence or inability, he/she shall be replaced by the vice-president and, in the absence or inability of both of them, by the person appointed by the Board or the Shareholders’ meeting, as the case may be;

b)	Calling Board meetings, if necessary, and Shareholders’ meetings when resolved by the Board or at the request of the relevant number of shareholders;

c)	Complying and ensuring compliance of the provisions of the by-laws and the resolutions adopted by the shareholders’ meeting and the Board;

d)	Taking, in cases of emergency, when it is not possible to meet the Board, all the actions necessary to the best interests of the corporation, having to meet and inform the Board as soon as possible.
Article 31 The vice-president shall replace the Chairman in the case of his/her absence or temporary inability, without the need to demonstrate these circumstances to third parties.
Article 32 The Board shall appoint a Chief Executive Officer who shall be granted all the powers and duites of a trade agent and all those contemplated by law and expressly granted by the Board.
          Without the following being restrictive, the Chief Executive Officer shall have the following powers and duties:
a)	To ensure compliance of laws, these by-laws and internal regulations issued by the Board, and comply with the resolutions of Board and the Shareholders’ meetings;

b)	To safeguard the assets and funds of the corporation;

c)	To subscribe all public and private documents that have to be granted by the corporation when no other person has been expressly appointed to do so;

d)	To represent the corporation judicially in accordance with the provisions of both sub paragraphs of article 7 of the Civil Procedures Code;

e)	To appoint and remove employees as provided in the respective regulation, fix their compensation and see to their conduct;

f)	To ensure that the accounting are kept up to date and in order;

g)	To attend with the right to speak at Board meetings, responding, together with it’s the members thereof, for all the resolutions that are detrimental to the corporation and its shareholders, unless their contrary opinion is evidenced in the minutes, and

h)	To exercise the other duties conferred upon him/her by these by-laws and those that the Board decides to entrust.
Article 33 Every appointment, vacancy or replacement that occurs with respect to the offices of Chairman and Chief Executive Officer should be notified to the Superintendency of Securities and Insurance.
          The position of Chief Executive Officer is incompatible with that of Chairman, director, auditor or accountant of the corporation.
CHAPTER VI
Shareholders’ Meetings
Article 34 The shareholders shall meet at regular or special meetings. The regular meetings shall be held once each year within the first four months of the year to resolve on matters reserved for their knowledge without necessarily being stated in the respective notice.
          The special meetings may be held at any time when required by corporate needs, in order to resolve on any matter which the law or these by-laws reserve for the knowledge of shareholder meetings and provided such matters are stated in the corresponding notice.
Article 35 The following are matters for regular shareholders’ meetings:
a)	Review of the corporation’s financial situation and the reports of the account inspectors of the management and approval or rejection of the annual report, balance sheet, financial statements and evidences presented by the Board or the corporation’s liquidators;

b)	The distribution of the profits of each financial year and, especially, the distribution of dividends;

c)	The election or replacement of the members of the Board, the liquidators and account inspectors of the management;

d)	Fixing the Board’s compensation, and

e)	Any other matter related with the interests and operation of the corporation, except for matters that should be discussed at a Special shareholders’ meeting in accordance with the law and these by-laws.
Article 35 bis In addition to the provisions of the preceding article, the Regular shareholders’ meeting shall approve the investment and financing policy proposed by the management, according to the requirements of article 119 of Statutory Decree No. 3,500 of

1980 and its amendments. Should the Chilean Treasury, directly or indirectly, whether its through its state-owned companies, decentralized, autonomous or municipal institutions or through any other legal entity, become the holder of 50% or more of the issued shares, this policy should contemplate the criteria for determining the sales prices of the products and services of the corporation and shall require their approval with the consenting vote of the majority shareholders representing the Treasury and the absolute majority of the rest of the shareholders.
Article 36 The following are matters reserved for Special shareholders’ meetings:
a)	The dissolution of the corporation;

b)	The transformation, merger or division of the corporation and the amendment of its by-laws;

c)	The issue of bonds or debentures convertible into shares;

d)	The disposal of the assets of the corporation in the terms set out in No.9 of article 67 of Law 18,046, or 50% or more of the liabilities;

e)	The granting of real or personal guarantees to secure obligations of third parties, unless these are affiliates, in which case the approval of the Board shall be sufficient;

f)	The disposal or contribution, fully or partially, of the thermal or hydroelectric plants, that are declared essential in the Investment and Financial Policy, and

g)	Other matters which by law or these by-laws are reserved for the knowledge or competence of Shareholder Meetings.
          The matters mentioned in letters a), b), c) and d) above may only be agreed at meetings held before a Notary, who shall certify that the minutes faithfully record what occurred and was agreed at the meeting. Amendments of the corporation’s purpose will require for its approval, the vote of two-thirds of the shares present or represented with voting rights.
Article 36 bis Notwithstanding the provisions of the previous article, the following matters shall also be reserved for a Special shareholders’ meeting:
a)	The disposal of goods and rights of the corporation declared essential for its operation in reference to the Investment and Financial Policy, as well as the granting of guarantees of the same, and

b)	The amendment in advance of the Investment and Financial Policy approved by the regular shareholders’ meeting.
          While the corporation is subject to the provisions contained in Title XII and other of the Statutory Decree No. 3,500 of 1980 and its amendments thereto, any amendments of the norms set out in articles 1 bis, 5 bis, 16 bis, 20 bis, 35 bis, 40 bis, 42 bis, 43 bis, 44 bis and in the present article, will require the vote of 75% of the issued shares with voting rights, in accordance with the requirements of article 121 of the Statutory Decree No. 3,500.

Article 37 The meetings shall be called by the Board of the corporation. The board must call:
1.	Regular Shareholders meeting, with the purpose to see all the matters of its competence;

2.	Special Shareholders meeting provided, in its opinion, the interests of the corporation justify it;

3.	A Regular or Special Shareholders meeting, as the case may be, when requested by shareholders representing at least 10% of the issued shares with voting rights, stating the matters to be discussed at the meeting in such request;

4.	A Regular or Special Shareholders Meeting, as the case may be, when required by the Superintendency of Securities and Insurance, notwithstanding its power to call the meeting directly.
          Meetings called by requirement of the shareholders or the Superintendency must be held within a 30 days term as of the date of the respective request.
Article 38 The notice for shareholder meetings, both regular or special, shall be made by means of a publication published on at least three different days in the newspaper of the legal domicile as determined by the Meeting and in the form and conditions stated in the regulations.
          A notification should also be sent to every shareholder at least fifteen days prior to the date of the meeting and should contain a reference to the matters for discussion at the meeting.
          However, meetings may be validly held that are attended by all the issued shares with voting rights, even though the required formalities for the notification have not been met.
Article 39 Both regular and special meetings shall be constituted on the first call with the outstanding voting shares representing at least the absolute majority of the outstanding voting shares and, the second call, with those who are present or represented, whatever their number, and resolutions shall be adopted by the absolute majority of the shares present or represented voting shares, notwithstanding the special majorities required by the law and these by-laws.
Notices of adjourned meetings may be published only after the adjournment of the meeting to be held is originally called. In any event, the adjourned meeting shall be held within forty-five days of the date set for the holding of the original meeting.
Article 40 Only the holders of shares recorded in the Stockholder Register five business days prior to the date on which the respective Meeting is to be held, may participate in meetings and exercise their rights to vote and speak.
          Each shareholder shall have the right to one vote for each share held or represented.
          Shareholders may be represented at meetings by another person, whether or not a shareholder. The proxy should be granted in writing in the form and conditions contemplated in the law and regulations.

           The qualification of the proxies shall take place in the manner contemplated in the law and regulations.
Article 40 bis Notwithstanding the provisions of the previous article, no shareholder may exercise for themselves or on behalf of other shareholders, the right to vote for more than 65% of the subscribed shares with voting rights of the corporation, and should discount for this purpose the excess that surpasses 65%. In the calculation of this percentage, the property of the persons related must be added to the shares of the shareholders. No person may represent a shareholder that jointly has more than 65% of the subscribed shares of the corporation.
Article 41 Those attending shareholders’ meetings shall sign an assistance sheet, indicating, following their signature, the number of shares the signatory holds, the number it represents and the name of the representative.
Article 42 The deliberations and agreements of the meetings shall be recorded in a special minutes book which shall be prepared by the secretary of the Board. These minutes shall be signed by the chairman or the person replacing him/her, by the secretary and by three of the shareholders attending elected by the meeting, or by all the shareholders attending if these were less than three. Only with the unanimous consent of those attending, may an incident occurring at the meeting be omitted.
          The minutes shall be understood to be approved from the moment it is signed by the persons indicated and the agreements referred to therein may be put into effect from that moment.
Article 42 bis The right to withdraw that an “Administradora de Fondos de Pensiones” may exercise in the cases foreseen in article 107 of the Statutory Decree No. 3,500 of 1980 shall be subject to the following special rules:
a) The right to withdraw shall arise on the day of publication of the resolution of the Comisión Clasificadora de Riesgo disapproving the shares of the corporation, and as of the day the term for its exercise will begin, and for the payment of the share price in accordance with paragraph 2 of article 71 of Law 18,046, shall run from that date, and
b) The value of the share that the corporation must pay to the Administradora de Fondos de Pensiones exercising its right to withdrawal, shall be determined in the form set out in the articles of the Supreme Decree N° 587 of the Ministry of Finance dated August 4, 1982, regulations of open corporations. Notwithstanding the above, in relation to the shares that are traded on the stock market, the value of the share shall be the greater that results from the average price of the operations during the 2 months prior to the date of the disapproval resolution of the Comisión Clasificadora de Riesgo giving rise to the withdrawal, duly adjusted to the variation experimented by the Indice de Precios al Consumidor between the date of each transaction and the date of the resolution, or the value of the market on that date resulting from the average price of transactions made on the Stock Market. The greater value calculated in the manner established beforehand shall be applied only if it is greater than that determined in accordance with the provisions of the open corporation regulations. In the case of the shares that are not traded on the stock market, the date of the disapproval resolution of the Comisión Clasificadora de Riesgo shall be used for calculating the book value.

Article 43 The meeting shall appoint independent external auditors to examine the accounting, inventory, balance sheet and other financial statements of the corporation and they shall have the obligation to report in writing at least fifteen days prior to the next regular shareholders’ meeting the compliance of their mandate.
Article 43 bis The regular shareholders’ meeting must also appoint annually two account inspectors and two alternate account inspectors, in order to examine the accounting, inventory, balance sheet and other financial statements of the corporation, with the obligation to report in writing to the following regular shareholders’ meeting concerning compliance of their mandate. The account inspectors may also guard the corporation’s operations and inspect the acts of the managers and their faithful compliance with their legal, regulatory and statutory duties.
CHAPTER VII
Balance Sheet and Distribution of profits
Article 44 The financial year shall ends on December 31 each year and a general balance sheet shall be prepared of the assets and liabilities of the Corporation. The balance sheet must express the new capital value of the corporation and the shares, in accordance with the law.
          The Board must submit to the consideration of the Regular shareholders’ meeting, together with an annual report of the corporation’s financial position, the general balance sheet along with the profit and loss statement and the report filed by the of the external auditors. All these documents should clearly reflect the corporation’s patrimony at the end of the respective financial year.
          On a date no later than the first call of the regular meeting, the Board shall send each of the shareholders registered in the respective Register, a copy of the corporation’s Balance Sheet and Annual Report, including the opinion of the inspectors and their respective notes.
          Should the balance sheet and profit and loss statement be modified by the meeting, such amendments, where pertinent, shall be delivered to the shareholders within the fifteen days following the date of the meeting.
          The General Balance Sheet and the profit and loss statement, duly audited, and other information required by the Superintendencia de Valores y Seguros, shall be published once, in a widely-circulating newspaper in the place of the registered office, not less than ten or more than twenty days prior to the date of holding the Meeting that will pronounce on the same.
          Moreover, the documents mentioned in the previous paragraph must be submitted within the same term to the Superintendencia de Valores y Seguros, in the number of copies that the latter may require.
          Should the balance sheet and profit and loss statement be altered by the Meeting, the amendments must be published in the same newspaper in which the said documents were published, within fifteen days of the date of the meeting.
          The annual report, balance sheet, inventory, minutes of the Board and Meetings, books and reports of the inspectors shall be made available to shareholders for their examination in the registered offices of the corporation during the fifteen days prior to the date for holding the meeting.
          During the period indicated in the preceding paragraph, the shareholders will have the right to examine the same documents of the subsidiaries, in the manner, term and conditions set out in the regulation.
          Current copies of the bylaws and an up-dated list of the shareholders of the company, in the terms and conditions set out in article 7 of Law 18,046, shall be held available to shareholders at the registered office.
Article 44 Notwithstanding the above, the Board must present to the Regular shareholders meeting and deliver to each registered shareholder in the Register, a copy of the report issued by the account inspectors as referred to in article 43 bis of the present by-laws and the proposal of the management with respect to the investment and financial policy.
Article 45 The dividends shall be paid exclusively against the net profits for the year, or those retained by the balances approved by the shareholders’ meeting. If the corporation has accumulated losses, the profits obtained in the year shall first be applied to absorb such losses.
          Should there be losses in an exercise, these shall be absorbed with the retained profits, if any.
Article 46 A cash dividend shall be distributed annually to the shareholders, pro rata to their shares, of at least 30% of the net profits obtained in each financial year, unless a different resolution is adopted unanimously at the respective Meeting.
CHAPTER VIII
Dissolution and winding-up
Article 47 The corporation shall be dissolved by the causes set out in article 103 of Law N° 18,046.
Article 48 Following the dissolution of the corporation, the winding-up shall proceed through a Liquidation Committee composed of three members, elected at the General Shareholders Meeting, which shall determine their powers, duties, compensations and term.
CHAPTER IX
Arbitration
Article 49 Any difficulty arising between the shareholders as such, or between them and the corporation or its managers, either during the term or winding-up thereof, shall be resolved by an arbitrator “árbitro arbitrador”, who shall have the capacity of arbitrator with regard to the proceeding, but shall decide in accordance with the appointed by mutual agreement of the parties. In the absence of agreement over the appointment, this shall be done by the ordinary courts of justice at the request of either of the parties, in which case the appointment must be of a lawyer who that is a principal professor of Civil Law, Commercial or Economic Law in the Universidad de Chile or Universidad Católica de Chile in Santiago. This is notwithstanding that in the event of a dispute, the plaintiff may withdraw not consider the arbitrator and must submit to the decision of the Ordinary Courts.
Transitory Clauses
First transitory clause The share capital of the corporation of Ch$1,214,821,075,05, divided into 9,935,000,000 registered shares without par value, is subscribed, contributed and paid in the following manner:
               a) With Ch$911,503,127,105, divided into 8,201,754,580 shares, which constitute the current subscribed and paid capital of the corporation, including the reevaluation of the proper capital as of December 31, 1998 in accordance with article 10 of Law N° 18,046; and
               b) With Ch$303,317,948,00 which will be paid with the issuance of 1,733,245,420 paid shares, in accordance with the capital increase agreed at the Special shareholders’ meeting held on June 24, 1999. These shares shall be issued by the Board on one occasion or in partial amounts, to be paid in cash or by other assets as determined by the Board at the time, considering the provisions of article 15 of the Law of Open Corporations. With respect to cash payments, these must be in cash by means of a check or a banking promissory note and be offered preferentially to shareholders in proportion to their shares held registered under their name five business days prior to the date of the publication of the option, for a sole period of 30 days.
               The price of the placement of the shares during the period of the preferred option shall be the average price that share has had in the transactions in all the stock markets of the country over the 10 market days prior to the date of subscription and payment of the shares.
               The shares that are not subscribed, for any reason, by the shareholders or the transferee on such period, plus the sum of the fractions produced by the pro rata process among the shareholders and those whose waived their right to subscribe, shall be offered by the Board on the Chilean and international markets, in the latter case through the ADR mechanism, in any of its modalities.
               With respect to such placement to third parties following the period of preferred option, the price of the subscription will be no less, in real terms, than the highest placement value that resulted during the period of preferred option to the shareholders.
               Real terms shall be understood to be the variation experienced by the highest subscription price resulting during the period of the preferred option, in accordance to the variation experienced by the Unidad de Fomento between the last day of the preferred option and the date of the subscription of the shares on behalf of the third parties.
               Overall, the placement to third parties may also be done by complying with the conditions required in the final paragraph of article 29 of the Regulations of the Open Corporations.

Second transitory clause: The total capital increase indicated in letter b) of the preceding article, must be fully subscribed and paid within the term of three years as of June 24, 1999. Once the term is due, without the capital increase having been subscribed and paid, the capital will be reduced to what is effectively subscribed and paid.

Certificate
I certify that this document contains the up-dated and current text of the corporate bylaws of Empresa Nacional de Electricidad S.A.
Santiago, April 25, 2006.

Rafael Mateo Alcalá CHIEF EXECUTIVE OFFICER